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                                                                    EXHIBIT 12.1

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
                                                                                                                     YEAR
                                                                           YEAR ENDED DECEMBER 31,             ENDED DECEMBER 31,
                                                      1996        1997        1998         1999       2000          2001
                                                    ------      -------     -------      -------    --------      --------
(IN THOUSANDS)
COMPUTATION OF EARNINGS:
Pretax income before adjustment for minority
interests in consolidated subsidiaries and
income or loss from equity investees                14,023       38,281      36,106      140,454     618,298       977,696

Fixed Charges                                       50,374       78,039     109,021      165,354     349,006       765,041

Amortization of Capitalized Interest                    --           --         136          331         447         2,619

Distributed Income of Equity Investees               1,274       21,042      27,717       43,318      29,979         5,983

Interest Capitalized                                    --       (6,200)     (7,000)     (47,300)   (206,973)     (498,723)

Minority interest in pretax income of subsidiaries
that have not incurred fixed charges                    --           --          --          265        (895)           --

Total Earnings                                      65,671      131,162     165,980      302,422     789,862     1,252,616

COMPUTATION OF FIXED CHARGES:
Interest expensed and capitalized                   46,996       72,987     102,732      150,548     281,656       664,083

Estimate of interest within rental expense           3,378        5,052       6,289       12,241      23,140        39,624

Distributions on HIGH TIDES                             --           --          --        2,565      44,210        61,334

Total fixed charges                                 50,374       78,039     109,021      165,354     349,006       765,041

RATIO OF EARNINGS TO FIXED CHARGES                    1.30x        1.68x       1.52x        1.83x       2.26x         1.64
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